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                        Consent of Independent Auditors

The Board of Directors
Magainin Pharmaceuticals Inc:

We consent to incorporation be reference in the registration statement Nos. 33-52882, 33-61530, 33-71984, 33-82196, 33-96426, 333-10889 and 333-62073 on
Form S-8 and registration statement Nos. 33-69544, 33-99528, 333-09927, 333-14555, 333-38271 and 333-49681 on Form S-3 and registration statement Nos. 33-69544, 33-99528, 333-09927, 333-14555, 333-38271 and 333-49681 on Form S-3 of
Magainin Pharmaceuticals Inc. of our report dated February 12, 1999, relating to the balance sheets of Magainin Pharmaceuticals Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Magainin Pharmaceuticals Inc.

KPMG LLP

Princeton, New Jersey
March 1, 1999